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                                                                    EXHIBIT 10.1

                             THE TIMBERLAND COMPANY
                   2007 EXECUTIVE LONG TERM INCENTIVE PROGRAM

                               (effective 1/1/07)

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                             THE TIMBERLAND COMPANY
                   2007 EXECUTIVE LONG TERM INCENTIVE PROGRAM

     This instrument sets forth the terms of The Timberland Company 2007 Executive Long Term Incentive Program. The Program is established under The Timberland Company 2007 Incentive Plan, and amounts paid under the Program are generally intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code.

     1. Purpose. The purpose of the Program is (a) to attract, retain and motivate key employees of outstanding ability; (b) to provide competitive incentive pay and capital accumulation opportunities to certain key employees in exchange for their attainment of specified Performance Goals; and (c) to provide a Minimum Payment if the threshold Performance Goal is not attained. The incentive pay portion of the Program and the Minimum Payment portion constitute separate grants under Code Section 162(m).

     2. Definitions. The following terms shall have the following meanings unless the context indicates otherwise.

          (a) "Affiliate" shall mean any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% or more of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

          (b) "Award" shall mean an opportunity to earn incentive pay, in the form of Stock Options or Restricted Stock, based on performance, as described in Section 5.

          (c) "Award Period" shall mean the one year period commencing January 1, 2007, and shall be the measurement period during which Goal attainment shall be determined.

          (d) "Board" shall mean the Board of Directors of The Timberland
     Company.

          (e) "Code" shall mean the Internal Revenue Code of 1986, as from time to time amended.

          (f) "Committee" shall mean the Management Development and Compensation Committee of the Board.

          (g) "Company" shall mean The Timberland Company.

          (h) "Minimum Payment" shall mean an amount paid as described in
     Section 9, in the event that the threshold Performance Goal is not attained.

          (i) "Net Income" shall mean net income as shown on the Consolidated Statement of Income in the Company's Annual Report, adjusted to exclude the following items: losses from discontinued operations, the cumulative effect of changes in Generally Accepted Accounting Principles, any one-time charge or dilution resulting from any acquisition or divestiture, the effect

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     of changes in federal tax rates, extraordinary items of loss or expense, and any other unusual or nonrecurring items of loss or expense including restructuring charges. Any such adjustment shall be made only to the extent the item is separately identified on the Consolidated Statement of Income in the Company's Annual Report; the Notes to the Consolidated Financial Statements; or in the Management Discussion & Analysis section of the Company's Annual Report and is objectively quantifiable in the Company's accounting records as reviewed by the Company's independent auditors. The Management Development and Compensation Committee of the Board may exercise discretion to include all or part of an item of loss or expense.

          (j) "Participant" shall mean an employee of the Company or an Affiliate in salary grade eleven (11) or above who is designated by the Committee to receive an Award.

          (k) "Performance Goal" or "Goal" shall mean the threshold, target or maximum financial objective that must be met to earn a specified level of incentive pay.

          (l) "Performance Measure" shall mean net income.

          (m) "Plan" shall mean The Timberland Company 2007 Incentive Plan.

          (n) "Program" shall mean The Timberland Company 2007 Executive Long Term Incentive Program.

          (o) "Restricted Stock" shall mean Stock subject to the restrictions described in Section 8.

          (p) "Section 162(m) Participant" shall mean the chief executive officer (CEO) or one of the four highest paid officers of the Company (other than the CEO) on the last day of the taxable year, for purposes of the executive compensation disclosure rules under the Securities Exchange Act of 1934.

          (q) "Stock" shall mean Class A Common Stock of the Company, par value $.01 per share.

          (r) "Stock Option" shall mean an option entitling the holder to acquire shares of Stock upon payment of the exercise price and subject to the restrictions described in Section 8.

     3. Administration. The Program shall be administered by the Committee, in accordance with the terms of the Plan. The Committee shall have sole and complete discretion with respect to the exercise of all permissive powers and authority granted to the administrator under the Plan; provided, however, the Committee may not exercise its discretion to increase the amount of incentive pay that would be otherwise due a Section 162(m) Participant upon attainment of a Performance Goal. All actions, determinations, and decisions of the Committee shall be final, conclusive, and binding on all parties.

     4. Participation. The Committee shall designate in writing the employees who shall participate during the Award Period as soon as practicable and not later than 90 days after the start of the

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Award Period. The Participants (Schedule A attached) were designated by the
Committee at its meeting on February 27, 2007.

     5. Awards. An Award shall be established in writing by the Committee for each Participant as soon as practicable and not later than 90 days after the beginning of the Award Period. Each Award will be expressed in dollars as a target value at the time of grant, and then converted to a number of Stock Options and shares of Restricted Stock as described in Section 8 having an equivalent value; may vary according to a Participant's salary grade or position; and will be based on the attainment of specific Performance Goals described in Section 6. Each Award shall have three levels: threshold, target, and maximum, corresponding to the three different levels of Goal attainment. Plan Awards for a Section 162(m) Participant shall not be changed or modified during an Award Period to increase the amount of incentive pay that would otherwise become payable. The Award levels for each Participant were established by the Committee at its meeting on February 27, 2007. (Schedule B attached shows the target Award level for the Award Period.)

     6. Performance Measure and Goals. The Committee shall establish in writing Performance Measures and Goals as soon as practicable and not later than 90 days after the beginning of each Award Period. Performance Goals shall be established at three levels (threshold, target, and maximum). Performance Goals for a
Section 162(m) Participant shall not be changed or modified during an Award Period to increase the amount of incentive pay that would otherwise become payable. The Performance Measures and Goals (Schedule C) were established by the Committee at its meeting on February 27, 2007.

     7. Award Payout Calculation.

          (a) Award payouts shall be based on the degree to which Performance Goals are attained, with fifty percent (50%) of the target Award payable upon attainment of the threshold Goal, one hundred percent (100%) upon attainment of the target Goal, and one-hundred twenty-five percent (125%) upon attainment of the maximum Goal. No Award payouts shall be made unless the threshold Goal is attained, and payouts shall be increased proportionately on a straight-line basis to the extent the threshold or target Goals are surpassed. In no event, however, shall an Award payout exceed one-hundred twenty-five percent (125%) of the target Award.

          (b) The Company's independent public accountants shall audit the Company's Award calculations following the close of the Award Period.

     8. Award Payment.

          Sixty percent (60%) of each Award payout shall be made in the form of Stock Options, and forty percent (40%) shall be made in the form of Restricted Stock. Each Award payout shall be made as soon as practicable and not later than March 31, 2008, following the close of the Award Period, subject to the independent audit. Restricted Stock equal in value to the Restricted Stock portion of the Minimum Payment described in Section 9 shall not constitute performance-based compensation under Section 162(m) of the Code.

     9. Minimum Payment.

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          Minimum Payments in the amounts set forth on Schedule B shall be made to all Participants, other than the CEO, if the threshold Goal is not attained. Sixty percent (60%) of each Minimum Payment shall be made in the form of Stock Options and forty percent (40%) shall be made in the form of Restricted Stock. Each Minimum Payment shall be made as soon as practicable and not later than March 31, 2008. Restricted Stock granted as a Minimum Payment is not intended to qualify as performance-based compensation under Section 162(m) of the Code.

     10. Approval of Payment.

     The Committee shall approve or disapprove Award payouts or Minimum Payments for all Participants following completion of the independent audit. The Committee may reduce a Participant's Award payout or Minimum Payment (or the payouts or payments to all or some Participants) if such modification would better serve the purpose of the Plan.

11. Vesting.

          Stock Options shall vest over three years: one third on the first anniversary, another third on the second anniversary, and the last third on the third anniversary of the grant date. Shares of Restricted Stock granted following the Award Period shall vest over two years: one half on the first anniversary, and the other half on the second anniversary of the grant date.

     12. Agreements.

          Each grant of Stock Options and Restricted Stock shall be evidenced by an agreement, specifying restrictions on the transfer and vesting of such shares and including such other terms, conditions and restrictions as the Committee shall determine.

13. Employment.

     To be eligible to receive an Award payout or Minimum Payment, a Participant must be employed by the Company or an Affiliate on the payment date. Receiving an Award, Award payout or Minimum Payment shall not give any Participant the right to be retained in the employment of the Company or an Affiliate, or affect the right of the Company or an Affiliate to discharge or discipline a Participant.

     14. Shareholder Approval.

          All Award payouts and Minimum Payments under this Program are conditioned on shareholder approval of the Plan at the Company's annual meeting of shareholders scheduled for May 17, 2007. If the Plan is not approved by shareholders, no Award payouts or Minimum Payments shall be made under this Program.

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     IN WITNESS WHEREOF, The Timberland Company has caused this document to be executed by its duly authorized officer on this 3rd day of April, 2007.

                                        THE TIMBERLAND COMPANY


                                        By: Bruce A. Johnson
                                            ------------------------------------
                                            Its Senior Vice President,
                                                Human Resources

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                             THE TIMBERLAND COMPANY
                   2007 EXECUTIVE LONG TERM INCENTIVE PROGRAM

                            Schedule A - Participants

J. Swartz: President and Chief Executive Officer
M. Harrison: President, Casual Gear
G. Smith: President, Outdoor Group
G. McCarthy: President, Authentic Youth
B. Johnson: Senior Vice President, Human Resources
D. Clark: Vice President and Chief Innovation Officer
D. Jenson: Vice President, Business Development
S. Thresher: President, Industrial
J. Crimmins: Vice President and Corporate Controller (Acting CFO)
M. Tritton: Vice President, Casual Gear Product Design and Merchandising

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                             THE TIMBERLAND COMPANY
                   2007 EXECUTIVE LONG TERM INCENTIVE PROGRAM

                               Schedule B - Awards

Award Based on Corporate Results - TBL Actual Net Income vs. Budgeted Net Income

                      Minimum             Threshold         Target           Maximum
Participant   Less than 95% of Budget   95% of Budget   100% of Budget   105% of Budget
-----------   -----------------------   -------------   --------------   --------------
J. Swartz                  N/A            $1,250,000      $2,500,000       $3,125,000
M. Harrison           $375,000            $  375,000      $  750,000       $  937,500
G. Smith              $375,000            $  375,000      $  750,000       $  937,500
G. McCarthy           $375,000            $  375,000      $  750,000       $  937,500
B. Johnson            $375,000            $  375,000      $  750,000       $  937,500
D. Clark              $125,000            $  125,000      $  250,000       $  312,500
D. Jenson             $125,000            $  125,000      $  250,000       $  312,500
S. Thresher           $125,000            $  125,000      $  250,000       $  312,500
J. Crimmins           $125,000            $  125,000      $  250,000       $  312,500
M. Tritton            $125,000            $  125,000      $  250,000       $  312,500

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                             THE TIMBERLAND COMPANY
                   2007 EXECUTIVE LONG TERM INCENTIVE PROGRAM

                   Schedule C - Performance Measures and Goals

   Award Period     Performance Measure           Minimum             Threshold      Target       Maximum
   ------------     -------------------   -----------------------   -------------   -------   --------------
1/1/07 - 12/31/07        Net Income       Less than 95% of Budget   95% of Budget   Budget*   105% of Budget

* The dollar amounts representing Budget, 95% of Budget and 105% of Budget are set forth in section 2, page 3, of the "2007 LTIP Recommendations" dated March 7, 2007, which summarizes the terms of the program established by the Committee at its February 27, 2007, meeting.